Exhibit 23.1

             REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement on Form SB-2, of our report dated May 23, 2005, with respect to our audit of the consolidated balance sheet of Power Technology, Inc. as of January 31, 2005, and related consolidated statements of operations and accumulated deficit, changes in shareholders' equity, and cash flows for the year then ended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
February 22, 2006


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